Contact:

Carole Casto

Executive Director - Corporate Communications

(317) 610-2480

carole.casto@cummins.com

July 31, 2012

For immediate release

Cummins reports strong second quarter profits

  Continues to deliver strong margins despite challenging economic environment
  Expects full-year revenues of $18 billion, EBIT of 14.25 to 14.75 percent

COLUMBUS, IND. – Cummins Inc. (NYSE: CMI) today reported strong profits for the second quarter of 2012.

Second quarter revenue of $4.45 billion decreased 4 percent from the same quarter in 2011.  Excluding the impact of divestitures and currency movements, revenues were flat year over year.  Growth in North America offset weakness in international markets, particularly China and Brazil.

Earnings before interest and taxes (EBIT) was $669 million or 15.0 percent of sales. Excluding gains from divestitures, EBIT was $663 million or 14.9 percent of sales compared to $707 million or 15.2 percent of sales in the second quarter of 2011.

Net income attributable to Cummins in the second quarter of 2012 was $469 million ($2.47 per diluted share) compared to $505 million in the same period a year ago ($2.60 per diluted share).  Excluding gains from divestitures, the Company reported earnings of $2.45 per share compared to $2.41 in the second quarter of 2011.

“The Company continued to deliver strong profits despite the weakening global economic conditions”, said Tom Linebarger, Chairman and Chief Executive Officer.  “Second quarter gross margins were at record levels as we continue to drive improvements in productivity and quality.  Looking forward, as the global economy improves, our growth opportunities remain strong.”

Based on the current forecast, Cummins expects full year revenues to be $18 billion, with EBIT in the range of 14.25 to 14.75 percent of sales.

Other recent highlights:

  Cummins increased its dividend by 25 percent.
  The Company repurchased 1.8 million shares of common stock.
  Cummins Emission Solutions and Cummins Parts business each recently received supplier Quality Achievement awards from PACCAR for 2011 performance.
  The Company was recognized by Chrysler Group LLC as the 2012 Sustainability Supplier of the Year.
  The Company completed the acquisition of the emission control assets of Hilite International.

Second quarter 2012 detail (all comparisons to same period in 2011)

Engine Segment

  Sales – $2.8 billion, down 2 percent
  Segment EBIT – $376 million, or 13.2 percent of sales, compared to $377 million or 13.0 percent of sales
  Improved demand in  North American heavy duty truck, medium duty truck and light duty truck and construction markets offset by lower sales to China construction, Brazilian truck and North American oil and gas markets

Components

  Sales - $1.0 billion, flat
  Segment EBIT - $116 million, or 11.2 percent of sales, compared to $120 million or 11.6 percent of sales
  Increased demand in North American on-highway markets and higher product content in Brazil offset by lower demand in Europe and China and the impact of divestitures completed in 2011

Power Generation

  Sales – $909 million, flat
  Segment EBIT – $94 million, or 10.3 percent of sales, compared to $105 million or 11.6 percent of sales
  Higher revenues in North America offsetting lower demand in Europe, China and Latin America

Distribution

  Sales – $794 million, up 1 percent
  Segment EBIT – $92 million, or 11.6 percent of sales, compared to $106 million or 13.5 percent of sales
  Revenue increase driven by strong parts and service growth in several regions offsetting weaker demand in North American oil and gas market and power generation in the Middle East

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service diesel and natural gas engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins employs approximately 44,000 people worldwide and serves customers in approximately 190 countries and territories through a network of more than 600 company-owned and independent distributor locations and approximately 6,500 dealer locations. Cummins earned $1.85 billion on sales of $18.0 billion in 2011. Press releases can be found on the Web at www.cummins.com.

Forward-looking disclosure statement

Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future.  These forward looking statements include, without limitation, statements relating to our plans and expectations for our revenues for the second quarter of 2012, as well as the full year.  Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: the adoption and implementation of global emission standards; the price and availability of energy; the pace of infrastructure development; increasing global competition among our customers; general economic, business and financing conditions; governmental action; changes in our customers’ business strategies; competitor pricing activity; expense volatility; labor relations; and other risks detailed from time to time in our Securities and Exchange Commission filings, including particularly in the Risk Factors section of our 2011 Annual Report on Form 10-K.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.cummins.com in the Investor Relations section of our website.

Presentation of Non-GAAP Financial Information
Net income attributable to Cummins excluding gain on divestitures and EBIT are  non-GAAP measures used in this release, and are defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information
Cummins management will host a teleconference to discuss these results today at 10 a.m. EDT. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at  www.cummins.com . Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.